Exhibit 99.1

VIVUS to Highlight Integrated Approach to More Effective Weight Management in Panel Discussion at the Cleveland Clinic 2019 Medical Innovation Summit

CAMPBELL, Calif., Oct. 21, 2019 — VIVUS, Inc. (Nasdaq: VVUS) (the “Company”), a biopharmaceutical company, announced today that John Amos, Chief Executive Officer, will participate in a panel discussion at the Cleveland Clinic 2019 Medical Innovation Summit, which is taking place October 21 — 23 in Cleveland. The panel discussion, titled “Beneath the Epidemic. Treating Obesity.” will be held on Tuesday, October 22 at 2:35 PM ET at Upper Concourse, Room 4.

“The rapidly growing obesity epidemic is becoming a greater threat to the long term health of the global population, resulting in lower quality of life, greater medical challenges and higher out-of-pocket insurance costs,” said John Amos, Chief Executive Officer of VIVUS. “We believe that VIVUS is uniquely positioned to play a critical role in providing integrated solutions that utilize both BMI therapeutics as well as information solutions. Qsymia is clinically proven to help patients achieve and maintain a healthy body mass index, and our innovative VIVUS Health Platform is enabling more patients to access and adhere to effective treatment. VIVUS is honored and humbled to have the opportunity to showcase our unique and innovative approach to addressing the obesity epidemic at a world renowned healthcare center such as the Cleveland Clinic.”

About Qsymia

Qsymia is approved in the United States and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our, or our current or potential partners’, ability to successfully seek and gain approval for Qsymia in territories outside the U.S.; risks and uncertainties related to our, or our current or potential partners’, ability to successfully commercialize Qsymia; risks and uncertainties related to our dialog with certain concerned member states in Europe relating to the pending decentralized Marketing Authorization Application, the timing and scope of the assessment by such Concerned Member State health authorities of our Marketing Authorization Application, and ultimately the decision of such Concerned Member State health authorities whether to grant Marketing Authorization for Qsymia in such EU countries; our ability to work with the U.S. Food and Drug Administration to significantly reduce or remove the requirements of the clinical post-approval cardiovascular outcomes trial; and risks and uncertainties related to our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage Program. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar FINN Partners
Mark Oki	David Carey
Chief Financial Officer	Senior Partner
oki@vivus.com	david.carey@finnpartners.com
650-934-5200	212-867-1768